Press release dated May 1, 2024

Informatica Reports First Quarter 2024 Financial Results

•Cloud Subscription Annualized Recurring Revenue (ARR) increased 35% year-over-year to $653 million
•Subscription ARR increased 13% year-over-year to $1.16 billion
•Exceeds mid-point of guidance across all first quarter 2024 metrics

REDWOOD CITY, CA, May 1, 2024 - Informatica (NYSE: INFA), an enterprise cloud data management leader, today announced financial results for its first quarter 2024, ended March 31, 2024.

“We achieved strong first quarter results as we continue to execute our cloud-only strategy and have become the AI-powered data management platform for mission-critical operational workloads for enterprises," said Amit Walia, Chief Executive Officer at Informatica. "We continuously innovate and focus on the most impactful initiatives to create value for our customers, partners, and shareholders. Our powerful IDMC platform, CLAIRE AI, expanding ecosystem, cloud modernization program, and increasing scale puts us in a unique position to capitalize on the GenAI revolution and deliver the modern data management stack for enterprises.”
First Quarter 2024 Financial Highlights:
•GAAP Total Revenues increased 6.3% year-over-year to $388.6 million. Total revenues included a positive impact of approximately $1.7 million from foreign currency exchange rates (FX) year-over-year. Adjusted for FX, total revenues increased 5.9% year-over-year.
•GAAP Subscription Revenues increased 18% year-over-year to $252.0 million. GAAP Cloud Subscription Revenue increased 35% year-over-year to $151.4 million and represented 60% of subscription revenues.
•Total ARR increased 6.7% year-over-year to $1.64 billion. Total ARR included a negative impact of approximately $1.2 million from FX rates year-over-year.

•Subscription ARR increased 13% year-over-year to $1.16 billion. Subscription ARR included a negative impact of approximately $1.1 million from FX rates year-over-year.
•Cloud Subscription ARR increased 35% year-over-year to $653 million. Cloud subscription ARR included a negative impact of approximately $0.8 million from FX rates year-over-year.
•GAAP Operating Income of $3.2 million and Non-GAAP Operating Income of $109.3 million.
•GAAP Operating Cash Flow of $131.6 million.
•Adjusted Unlevered Free Cash Flow (after-tax) of $183.0 million. Cash paid for interest of $37.8 million.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

First Quarter 2024 Business Highlights:
•Processed 91.8 trillion cloud transactions per month for the quarter ended March 31, 2024, as compared to 54.3 trillion cloud transactions per month in the same quarter last year, an increase of 69% year-over-year.
•Reported 258 customers that spend more than $1 million in subscription ARR at the end of March 31, 2024, an increase of 24% year-over-year.
•Reported 2,007 customers that spend more than $100,000 in subscription ARR at the end of March 31, 2024, an increase of 4% year-over-year.
•Achieved a Cloud Subscription Net Retention Rate (NRR) of 119% at the end-user level and 124% at the global parent level as of March 31, 2024.
Product Innovation:
•Launched Cloud Data Access Management (CDAM), a data access and governance solution based on Informatica's 2023 acquisition of Privitar, now integrated into Informatica's Intelligent Data Management Cloud (IDMC) platform.
•Launched Informatica Master Data Management (MDM) extension for Google Cloud BigQuery, making it easier and faster to get trusted MDM data that can be leveraged for analytics and enabling customers to develop enterprise-grade GenAI applications with Informatica’s IDMC, Google Vertex AI platform, BigQuery and Gemini models.
•Launched Google Cloud Point of Delivery (PoD) in Riyadh to scale our market reach in Saudi Arabia.

Industry Recognition:
•Recognized as a Leader in the 2024 Gartner® Magic Quadrant™ for Integration Platform as a Service, Worldwide (iPaaS). This is the ninth time that Gartner has positioned Informatica as a Leader in this report.
•Recognized as a Leader in the 2024 Gartner® Magic Quadrant™ for Augmented Data Quality Solutions report. Gartner positioned Informatica as the furthest on the Completeness of Vision axis and highest on the Ability to Execute axis.
•Recognized as a Leader in The Forrester Wave™ Enterprise Data Fabric, Q1 2024. Informatica received the highest score for current offering.
•Ranked #1 in the Dresner Advisory Services 2024 Data Engineering Market Study.
•Earned Editors’ Choice: Best Big Data Product: Data Fabric/Data Mesh at the Eighth Annual BigDATAwire Readers’ and Editors’ Choice Awards.
•Earned Best Practices New Product Innovation Award in the global cloud-native data management industry from Frost & Sullivan.
•Recognized in 2024 Constellation Research ShortList™ for iPaaS for the ninth consecutive year.
•Recognized in 2024 Constellation Research ShortList™ for Master Data Management for the seventh consecutive year.
•Recognized as a Full Spectrum Enterprise Data Integration vendor with an Advanced rating, and overall leader of the space in Enterprise Contribution Ranking report for Enterprise Data Integration 2024 by McKnight Consulting Group.

November 2023 Restructuring Plan:
•In conjunction with the previously announced November 2023 restructuring plan (the “November Plan”), the Company recorded restructuring charges of $4.4 million in the first quarter 2024. The November Plan is intended to further streamline the Company’s cost structure as a direct result of its cloud-only, consumption-driven (“CoCd”) strategy announced in January 2023.
•The Company expects to record approximately $4.0 million of additional restructuring charges for the remainder of full-year 2024.

Upcoming Events:
•From May 20-23, 2024, the Company will host customers and partners in Las Vegas, NV, at Informatica World 2024, where Cloud, Data and AI come together.
•On May 20, 2024, the Company is scheduled to participate in a fireside chat discussion at the J.P. Morgan 52nd Annual Global Technology, Media & Telecom Conference in Boston, MA, at 2:30 p.m. Eastern Time. A live webcast and replay will be available on the Company's Investor Relations website.
•On May 29, 2024, the Company is scheduled to host investor meetings at the Jefferies Software Conference in Newport Coast, CA.
•On June 4, 2024, the Company is scheduled to participate in a fireside chat discussion at the Baird 2024 Global Consumer, Technology, & Services Conference in New York, NY, at 10:50 a.m. Eastern Time. A live webcast and replay will be available on the Company's Investor Relations website.
•On June 5, 2024, the Company is scheduled to participate in a fireside chat discussion at the BofA Securities 2024 Global Technology Conference in San Francisco, CA, at 10 a.m. Pacific Time. A live webcast and replay will be available on the Company's Investor Relations website.

Second Quarter and Full-Year 2024 Financial Outlook
The Company provides the financial guidance below based on current market conditions and expectations and it is subject to various important cautionary factors described below. Guidance includes the impact from macroeconomic conditions and expected foreign exchange headwinds versus the prior year comparable periods.

Based on information available as of May 1, 2024, guidance for the second quarter of 2024 is as follows:

Second Quarter 2024 Ending June 30, 2024:
•GAAP Total Revenues are expected to be in the range of $394 million to $410 million, representing approximately 6.9% year-over-year growth at the midpoint of the range.
•Subscription ARR is expected to be in the range of $1.168 billion to $1.188 billion, representing approximately 13.0% year-over-year growth at the midpoint of the range.
•Cloud Subscription ARR is expected to be in the range of $687 million to $697 million, representing approximately 35.0% year-over-year growth at the midpoint of the range.
•Non-GAAP Operating Income is expected to be in the range of $107 million to $119 million, representing approximately 29.1% year-over-year growth at the midpoint of the range.

Based on information available as of May 1, 2024, the Company reaffirms previously provided guidance for the full-year 2024, as follows:

Full-Year 2024 Ending December 31, 2024:
•GAAP Total Revenues are expected to be in the range of $1.685 billion to $1.705 billion, representing approximately 6.3% year-over-year growth at the midpoint of the range.
•Total ARR is expected to be in the range of $1.718 billion to $1.772 billion, representing approximately 7.3% year-over-year growth at the midpoint of the range.
•Subscription ARR is expected to be in the range of $1.261 billion to $1.295 billion, representing approximately 12.8% year-over-year growth at the midpoint of the range.
•Cloud Subscription ARR is expected to be in the range of $826 million to $840 million, representing approximately 35.1% year-over-year growth at the midpoint of the range.

•Non-GAAP Operating Income is expected to be in the range of $533 million to $553 million, representing approximately 17.5% year-over-year growth at the midpoint of the range.
•Adjusted Unlevered Free Cash Flow (after-tax) is expected to be in the range of $535 million to $555 million, representing approximately 20.8% year-over-year growth at the midpoint of the range.

The Company is assuming constant FX rates for the year based on the rates at the start of the planning period. For reference purposes, the assumed FX rates for our top four currencies in full-year 2024 are as follows:

Currency	Planned Rate (as of 1/1/24)
EUR/$	1.10
GBP/$	1.27
$/CAD	1.32
$/JPY	141

Forecast Rate (as of 4/1/24)
1.08
1.26
1.35
151

Using the forecast foreign exchange rate assumptions noted above, the Company has incorporated the following FX impact into 2024 guidance:

	Q2 2024	Full-Year 2024
Total Revenues	~$1.0m negative impact y/y	~$3.0m negative impact y/y
Total ARR	~$1.0m negative impact y/y	~$3.0m negative impact y/y
Subscription ARR	~$1.0m negative impact y/y	~$2.0m negative impact y/y
Cloud Subscription ARR	~$1.0m negative impact y/y	~$2.0m negative impact y/y

In addition to the above guidance, the Company is also providing second quarter and full-year 2024 cash paid for interest estimates for modeling purposes. For the second quarter 2024, we estimate cash paid for interest to be approximately $39 million. For the full-year 2024, we estimate cash paid for interest to be approximately $152 million, using forward rates based on a 1-month SOFR (Secured Overnight Financing Rate).

In addition to the above guidance, the Company is also providing a second quarter and full-year 2024 weighted-average number of basic and diluted share estimates for modeling purposes. For the second quarter 2024, we expect basic weighted-average shares outstanding to be approximately 301 million shares and diluted weighted-average shares outstanding to be approximately 313 million shares. For the full-year 2024, we expect basic weighted-average shares outstanding to be approximately 302 million shares and diluted weighted-average shares outstanding to be approximately 315 million shares.

Reconciliation of Non-GAAP Operating Income and Adjusted Unlevered Free Cash Flow after-tax guidance to the most directly comparable GAAP measures is not available without unreasonable effort, as certain items cannot be reasonably predicted because of their high variability, complexity, and low visibility. In particular, the measures and effects of our stock-based compensation expense specific to our equity compensation awards and employer payroll tax-related items on employee stock transactions are directly impacted by the timing of employee stock transactions and unpredictable fluctuations in our stock price, which we expect to have a significant impact on our future GAAP financial results.

Webcast and Conference Call

A conference call to discuss Informatica’s first quarter 2024 financial results and financial outlook for the second quarter and full-year 2024 is scheduled for 2:00 p.m. Pacific Time today. To participate, please dial 1-833-470-1428 from the U.S. or 1-404-975-4839 from international locations. The conference passcode is 740918. A live webcast of the conference call will be available on the Investor Relations section of Informatica’s website at investors.informatica.com where presentation materials will also be posted prior to the conference call. A replay will be available online approximately two hours following the live call for a period of 30 days.

Forward-Looking Statements

This press release and the related conference call and webcast contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may relate to, but are not limited to, expectations of future operating results or financial performance, including our GAAP and non-GAAP guidance for the second quarter and 2024 fiscal year, the effect of foreign currency exchange rates, the effect of macroeconomic conditions, management’s plans, priorities, initiatives, and strategies, our efforts to reduce operating expenses and adjust cash flows in light of current business needs and priorities, our expected costs related to restructuring and related charges, including the timing of such charges, the impact of the restructuring and related charges on our business, results of operations and financial condition, plans regarding our stock repurchase authorization, management's estimates and expectations regarding growth of our business, the potential benefits realized by customers by the use of artificial intelligence and machine learning in our products and the potential benefits realized by customers from our cloud modernization programs, market, and partnerships. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.

Forward-looking statements are based on information available at the time those statements are made and are based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management as of that time with respect to future events. These statements are subject to risks and uncertainties, many of which involve factors or circumstances that are beyond our control, that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. These risks, uncertainties, assumptions, and other factors include, but are not limited to, those related to our business and financial performance, the effects of adverse global macroeconomic conditions and geopolitical uncertainty, the effects of public health crises on our business, results of operations, and financial condition, our ability to attract and retain customers, our ability to develop new products and services and enhance existing products and services, our ability to respond rapidly to emerging technology trends, our ability to execute on our business strategy, including our strategy related to the Informatica IDMC platform and key partnerships, our ability to increase and predict customer consumption of our platform, our ability to compete effectively, and our ability to manage growth.

Further information on these and additional risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those included in or contemplated by the forward-looking statements contained in this release are included under the caption “Risk Factors” and elsewhere in our Annual Report on Form 10-K that was filed for the fiscal year ended December 31, 2023, and other filings and reports we make with the Securities and Exchange Commission from time to time, including our Quarterly Report on Form 10-Q that will be filed for the first quarter ended March 31, 2024. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events.

Non-GAAP Financial Measures and Key Business Metrics

We review several operating and financial metrics, including the following unaudited non-GAAP financial measures and key business metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions:

Non-GAAP Financial Measures

In addition to our results determined in accordance with U.S. generally accepted accounting principles (GAAP), we believe the following non-GAAP measures are useful in evaluating our operating performance. We use the following non-GAAP financial measures to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP financial measures, when taken collectively, may be helpful to investors because they provide consistency and comparability with past financial performance. However, non-GAAP financial measures are presented for supplemental informational purposes only, have limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation is provided below for our non-GAAP financial measures to the most directly comparable financial measures stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.

Non-GAAP Income from Operations and Non-GAAP Net Income exclude the effect of stock-based compensation expense-related charges, amortization of acquired intangibles, equity compensation related payments, expenses associated with acquisitions, and expenses associated with restructuring efforts, and are adjusted for income tax effects. We believe the presentation of operating results that exclude these non-cash or non-recurring items provides useful supplemental information to investors and facilitates the analysis of our operating results and comparison of operating results across reporting periods.

Adjusted EBITDA represents GAAP net income (loss) as adjusted for income tax benefit (expense), interest income, interest expense, loss on debt refinancing, other income (expense) net, stock-based compensation, amortization of intangibles, restructuring, expenses associated with acquisitions, and depreciation. We believe adjusted EBITDA is an important metric for understanding our business to assess our relative profitability adjusted for balance sheet debt levels.

Adjusted Unlevered Free Cash Flow (after-tax) represents operating cash flow less purchases of property and equipment and is adjusted for interest payments, equity compensation payments, and restructuring costs (including payments for impaired leases). We believe this measure provides useful supplemental information to investors because it is an indicator of our liquidity over the long term needed to maintain and grow our core business operations. We also provide actual and forecast cash interest expense to aid in the calculation of adjusted free cash flow (after-tax).

Key Business Metrics

Annual Recurring Revenue ("ARR") represents the expected annual billing amounts from all active maintenance and subscription agreements. ARR is calculated based on the contract Monthly Recurring Revenue (MRR) multiplied by 12. MRR is calculated based on the accounting adjusted total contract value divided by the number of months of the agreement based on the start and end dates of each contracted line item. The aggregate ARR calculated at the end of each reported period represents the value of all contracts that are active as of the end of the period, including those contracts that have expired but are still under negotiation for renewal. We typically allow for a grace period of up to 6 months past the original contract expiration quarter during which we engage in the renewal process before we report the contract as lost/inactive. This grace-period ARR amount has been less than 2% of the reported ARR in each period presented. If there is an actual cancellation of an ARR contract, we remove that ARR value at that time. We believe ARR is an important metric for understanding our business since it tracks the annualized cash value collected over a 12-month period for all of our recurring contracts, irrespective of whether it is a maintenance contract on a perpetual license, a ratable cloud contract, or a self-managed term-based subscription license. ARR should be viewed independently of total revenue and deferred revenue related to our software and services contracts and is not intended to be combined with or to replace either of those items.

Cloud Subscription Annual Recurring Revenue ("Cloud Subscription ARR") represents the portion of ARR that is attributable to our hosted cloud contracts. We believe that Cloud Subscription ARR is a helpful metric for understanding our business since it represents the approximate annualized cash value collected over a 12-month period for all of our recurring Cloud contracts. Cloud Subscription ARR is a subset of our overall Subscription ARR, and by providing this breakdown of Cloud Subscription ARR, it provides visibility on the size and growth rate of our Cloud Subscription ARR within our overall Subscription ARR. Cloud Subscription ARR should be viewed independently of subscription revenue and deferred revenue related to our subscription contracts and is not intended to be combined with or to replace either of those items.

Subscription Annual Recurring Revenue ("Subscription ARR") represents the portion of ARR only attributable to our subscription contracts. Subscription ARR includes Cloud Subscription ARR and Self-managed Subscription Annual Recurring Revenue. We believe that Subscription ARR is a helpful metric for understanding our business since it represents the approximate annualized cash value collected over a 12-month period for all of our recurring subscription contracts. Subscription ARR excludes maintenance contracts on our perpetual licenses. Subscription ARR should be viewed independently of subscription revenue and deferred revenue related to our subscription contracts and is not intended to be combined with or to replace either of those items.

Maintenance Annual Recurring Revenue ("Maintenance ARR") represents the portion of ARR only attributable to our maintenance contracts. We believe that Maintenance ARR is a helpful metric for understanding our business since it represents the approximate annualized cash value collected over a 12-month period for all our maintenance contracts. Maintenance ARR includes maintenance contracts supporting our perpetual licenses. Maintenance ARR should be viewed independently of maintenance revenue and deferred revenue related to our maintenance contracts and is not intended to be combined with or to replace either of those items. As we continue to shift our focus from perpetual to cloud, we expect Maintenance ARR will decrease in future quarters.

Cloud Subscription Net Retention Rate ("Cloud Subscription NRR") compares the contract value for Cloud Subscription ARR from the same set of customers at the end of a period compared to the prior year. We treat divisions, segments or subsidiaries inside companies with us as separate customers when defining the End-user level. We treat divisions, segments, or subsidiaries of a company as one customer when defining the Global Parent level. Global Parent customers are determined using Dun & Bradstreet GDUNS identifiers. To calculate our Cloud Subscription NRR for a particular period, we first establish the Cloud Subscription ARR value at the end of the prior year period. We subsequently measure the Cloud Subscription ARR value at the end of the current period from the same cohort of customers. Cloud Subscription NRR is then calculated by dividing the aggregate Cloud Subscription ARR in the current period by the prior year period. An increase in the Cloud Subscription NRR occurs as a result of price increases on existing contracts, higher consumption of existing products, and sales of additional new subscription products to existing customers exceeding losses from subscription contracts due to price decreases, usage decreases and cancellations. We believe Cloud Subscription NRR is an important metric for understanding our business since it measures the rate at which we are able to sell additional products into our cloud subscription customer base.

Subscription Net Retention Rate ("Subscription Net Retention" NRR) compares the contract value for Subscription ARR from the same set of customers at the end of a period compared to the prior year. We treat divisions, segments, or subsidiaries inside companies as separate customers when defining the End-user level. To calculate our Subscription NRR for a particular period, we first establish the Subscription ARR value at the end of the prior-year period. We subsequently measure the Subscription ARR value at the end of the current period from the same cohort of customers. The net retention rate is then calculated by dividing the aggregate Subscription ARR in the current period by the prior-year period. An increase in the Subscription NRR occurs as a result of price increases on existing contracts, higher consumption of existing products, and sales of additional new subscription products to existing customers exceeding losses from subscription contracts due to price decreases, usage decreases and cancellations. Our Cloud Subscription NRR continues to outpace total Subscription NRR as self-managed subscription customers are moving to cloud offerings which is net neutral to Subscription NRR but will be additive to Cloud Subscription NRR for the same cohort of customers.

Supplemental Information

Subscription revenue disaggregation:

•Cloud subscription revenue represents revenues from cloud subscription offerings, which deliver applications and infrastructure technologies via cloud-based deployment models for which we develop functionality, provide unspecified updates and enhancements, host, manage, upgrade, and support, and that customers access by entering into a subscription agreement with us for a stated period.

•Self-managed subscription license revenue represents revenues from customers and partners contracted to use our self-managed software during a subscription term.

•Self-managed subscription support and other revenue represents revenues generated primarily through the sale of license support contracts sold together with the self-managed subscription license purchased by the customer. Self-managed subscription license support contracts provide customers with rights to unspecified software product upgrades, maintenance releases and patches released during the term of the support period and include internet access to technical content, as well as internet and telephone access to technical support personnel.

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About Informatica

Informatica (NYSE: INFA), an Enterprise Cloud Data Management leader, brings data and AI to life by empowering businesses to realize the transformative power of their most critical assets. We have created a new category of software, the Informatica Intelligent Data Management Cloud™ (IDMC). IDMC is an end-to-end data management platform, powered by CLAIRE AI, that connects, manages and unifies data across any multi-cloud or hybrid system, democratizing data and enabling enterprises to modernize and advance their business strategies. Customers in approximately 100 countries, including more than 80 of the Fortune 100, rely on Informatica to drive data-led digital transformation. Informatica. Where data and AI come to life.

Contacts:

Investor Relations:
Victoria Hyde-Dunn
vhydedunn@informatica.com

Public Relations:
pr@informatica.com

INFORMATICA INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2024	2023
	(unaudited)
Revenues:
Subscriptions	$251,977	$213,922
Perpetual license	21	806
Software revenue	251,998	214,728
Maintenance and professional services	136,609	150,703
Total revenues	388,607	365,431
Cost of revenues:
Subscriptions	46,838	35,684
Perpetual license	5	180
Software costs	46,843	35,864
Maintenance and professional services	33,878	43,159
Amortization of acquired technology	1,034	2,874
Total cost of revenues	81,755	81,897
Gross profit	306,852	283,534
Operating expenses:
Research and development	79,654	82,039
Sales and marketing	137,433	128,538
General and administrative	50,446	41,360
Amortization of intangible assets	31,739	34,291
Restructuring	4,355	27,253
Total operating expenses	303,627	313,481
Income (loss) from operations	3,225	(29,947)
Interest income	13,407	7,583
Interest expense	(39,097)	(35,051)
Other income, net	6,335	630
Loss before income taxes	(16,130)	(56,785)
Income tax (benefit) expense	(25,464)	59,569
Net income (loss)	$9,334	$(116,354)
Net income (loss) per share attributable to Class A and Class B-1 common stockholders:
Basic	$0.03	$(0.41)
Diluted	$0.03	$(0.41)
Weighted-average shares used in computing net income (loss) per share:
Basic	296,897	284,886
Diluted	312,499	284,886

INFORMATICA INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except par value data)
(Unaudited)

	March 31,	December 31,
	2024	2023

Assets
Current assets:
Cash and cash equivalents	$855,068	$732,443
Short-term investments	258,219	259,828
Accounts receivable, net of allowances of $4,669 and $4,414, respectively	274,724	500,068
Contract assets, net	85,953	79,864
Prepaid expenses and other current assets	226,072	180,383
Total current assets	1,700,036	1,752,586
Property and equipment, net	147,572	149,266
Operating lease right-of-use-assets	55,136	57,799
Goodwill	2,349,119	2,361,643
Customer relationships intangible asset, net	639,078	669,781
Other intangible assets, net	13,074	17,393
Deferred tax assets	15,322	15,237
Other assets	165,577	178,377
Total assets	$5,084,914	$5,202,082
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,084	$18,050
Accrued liabilities	52,706	61,194
Accrued compensation and related expenses	77,956	167,427
Current operating lease liabilities	15,701	16,411
Current portion of long-term debt	18,750	18,750
Income taxes payable	2,916	4,305
Deferred revenue	708,568	767,244
Total current liabilities	896,681	1,053,381
Long-term operating lease liabilities	43,255	46,003
Long-term deferred revenue	13,502	19,482
Long-term debt, net	1,802,033	1,805,960
Deferred tax liabilities	21,817	22,425
Long-term income taxes payable	37,840	37,679
Other liabilities	6,971	4,554
Total liabilities	2,822,099	2,989,484
Stockholders’ equity:
Class A common stock; $0.01 par value per share; 2,000,000 shares authorized as of March 31, 2024 and December 31, 2023, respectively; 255,502 and 250,874 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	2,556	2,510
Class B-1 common stock; $0.01 par value per share; 200,000 shares authorized as of March 31, 2024 and December 31, 2023, respectively; 44,050 and 44,050 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	440	440
Class B-2 common stock; $0.00001 par value per share, 200,000 shares authorized as of March 31, 2024 and December 31, 2023, respectively; 44,050 and 44,050 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	—	—
Additional paid-in-capital	3,601,372	3,540,502
Accumulated other comprehensive loss	(42,391)	(22,370)
Accumulated deficit	(1,299,162)	(1,308,484)
Total stockholders’ equity	2,262,815	2,212,598
Total liabilities and stockholders’ equity	$5,084,914	$5,202,082

INFORMATICA INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2024	2023

Operating activities:
Net income (loss)	$9,334	$(116,354)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,193	4,198
Non-cash operating lease costs	3,902	5,350
Stock-based compensation	64,101	50,342
Deferred income taxes	(831)	11,477
Amortization of intangible assets and acquired technology	32,773	37,165
Amortization of debt issuance costs	887	847
Amortization of investment discount, net of premium	(1,440)	(851)
Changes in operating assets and liabilities:
Accounts receivable	220,708	197,579
Prepaid expenses and other assets	(233)	10,983
Accounts payable and accrued liabilities	(97,023)	(118,076)
Income taxes payable	(43,507)	22,184
Deferred revenue	(59,222)	(34,962)
Net cash provided by operating activities	131,642	69,882
Investing activities:
Purchases of property and equipment	(390)	(1,224)
Purchases of investments	(146,997)	(30,297)
Maturities of investments	149,939	80,500
Other	1,878	—
Net cash provided by investing activities	4,430	48,979
Financing activities:
Payment of debt	(4,688)	(4,688)
Proceeds from issuance of common stock under employee stock purchase plan	13,797	16,131
Payments for dividends related to Class B-2 shares	(12)	(12)
Payments for taxes related to net share settlement of equity awards	(45,843)	—
Proceeds from issuance of shares under equity plans	28,861	3,481
Net cash (used in) / provided by financing activities	(7,885)	14,912
Effect of foreign exchange rate changes on cash and cash equivalents	(5,562)	1,255
Net increase in cash and cash equivalents	122,625	135,028
Cash and cash equivalents at beginning of period	732,443	497,879
Cash and cash equivalents at end of period	$855,068	$632,907
Supplemental disclosures:
Cash paid for interest	$37,782	$34,482
Cash paid for income taxes, net of refunds	$18,873	$25,907

INFORMATICA INC.
NON-GAAP FINANCIAL MEASURES AND KEY BUSINESS METRICS
(in thousands, except per share data)
(unaudited)

RECONCILIATIONS OF GAAP TO NON-GAAP

Reconciliation of GAAP net income (loss) to Non-GAAP net income

	Three Months Ended March 31,
	2024	2023
	(in thousands)
GAAP net income (loss)	$9,334	$(116,354)
Stock-based compensation	64,101	50,342
Amortization of intangibles	32,773	37,165
Restructuring	4,355	27,253
Acquisition related costs	4,802	—
Income tax effect	(46,141)	46,235
Non-GAAP net income	$69,224	$44,641

Net income (loss) per share:
Net income (loss) per share—basic	$0.03	$(0.41)
Net income (loss) per share—diluted	$0.03	$(0.41)
Non-GAAP net income per share—basic	$0.23	$0.16
Non-GAAP net income per share—diluted	$0.22	$0.15

Share count (in thousands):
Weighted-average shares used in computing net income (loss) per share—basic	296,897	284,886
Weighted-average shares used in computing net income (loss) per share—diluted	312,499	284,886
Weighted-average shares used in computing Non-GAAP net income per share—basic	296,897	284,886
Weighted-average shares used in computing Non-GAAP net income per share—diluted	312,499	288,632

Reconciliation of GAAP income (loss) from operations to Non-GAAP income from operations

	Three Months Ended March 31,
	2024	2023
	(in thousands)
GAAP income (loss) from operations	$3,225	$(29,947)
Stock-based compensation	64,101	50,342
Amortization of intangibles	32,773	37,165
Restructuring	4,355	27,253
Acquisition related costs	4,802	—
Non-GAAP income from operations	$109,256	$84,813

INFORMATICA INC.
NON-GAAP FINANCIAL MEASURES AND KEY BUSINESS METRICS

Adjusted EBITDA Reconciliation

	Three Months Ended March 31,		Trailing Twelve Months ("TTM") Ended March 31,
	2024	2023	2024
	(in thousands)		(in thousands)
GAAP net income (loss)	$9,334	$(116,354)	$405
Income tax (benefit) expense	(25,464)	59,569	(36,922)
Interest income	(13,407)	(7,583)	(45,510)
Interest expense	39,097	35,051	155,442
Other income, net	(6,335)	(630)	(6,680)
Stock-based compensation	64,101	50,342	231,858
Amortization of intangibles	32,773	37,165	144,888
Restructuring	4,355	27,253	36,857
Acquisition related costs	4,802	—	6,386
Depreciation	2,218	4,200	15,101
Adjusted EBITDA	$111,474	$89,013	$501,825

Adjusted Unlevered Free Cash Flows

	Three Months Ended March 31,
	2024	2023
	(in thousands, except percentages)
Total GAAP Revenue	388,607	365,431
Net cash provided by operating activities	131,642	69,882
Less: Purchases of property, plant, and equipment	(390)	(1,224)
Add: Equity compensation payments	—	68
Add: Restructuring costs	13,946	20,144
Adjusted Free Cash Flow (after-tax)(1)	145,198	88,870
Add: Cash paid for interest	37,782	34,482
Adjusted Unlevered Free Cash Flows (after-tax)(1)	$182,980	$123,352

Adjusted Free Cash Flow (after-tax) margin(1)	37%	24%
Adjusted Unlevered Free Cash Flows (after-tax) margin(1)	47%	34%

(1) Includes cash tax payments of $18.9 million and $25.9 million for the three months ended March 31, 2024 and 2023, respectively.

Key Business Metrics

	March 31,
	2024	2023
	(in thousands, except percentages)
Cloud Subscription Annual Recurring Revenue	$652,545	$483,294
Self-managed Subscription Annual Recurring Revenue	505,148	537,612
Subscription Annual Recurring Revenue	1,157,693	1,020,906
Maintenance Annual Recurring Revenue on Perpetual Licenses	478,801	512,497
Total Annual Recurring Revenue	$1,636,494	$1,533,403

Subscription Net Retention Rate (End-user level)	105%	110%
Cloud Subscription Net Retention Rate (End-user level)	119%	118%
Cloud Subscription Net Retention Rate (Global Parent level)	124%	124%

INFORMATICA INC.
SUPPLEMENTAL INFORMATION

Additional Business Metrics

	March 31,
	2024	2023
Maintenance Renewal Rate	94%	96%
Subscription Renewal Rate	91%	93%
Customers that spend more than $1 million in Subscription Annual Recurring Revenue (1)	258	208
Customers that spend more than $100,000 in Subscription Annual Recurring Revenue (2)	2,007	1,921
Cloud transactions processed per month in trillions (3)	91.8	54.3

(1) Total number of customers that spend more than $1 million in Subscription Annual Recurring Revenue.
(2) Total number of customers that spend more than $100,000 in Subscription Annual Recurring Revenue.
(3) Total number of cloud transactions processed on our platform per month in trillions, which measures data processed.

Disaggregation of Subscription Revenues

	Three Months Ended March 31,
	2024	2023
	(in thousands)
Revenues:
Cloud subscription	$151,438	$111,778
Self-managed subscription license	51,948	50,549
Self-managed subscription support and other	48,591	51,595
Subscription revenues	$251,977	$213,922

Net Debt Reconciliation

	March 31,	December 31
	2024	2023
	(in millions)
Dollar Term Loan	$1,838	$1,842
Less: Cash, cash equivalents, and short-term investments	(1,113)	(992)
Total net debt	$725	$850